Exhibit 99.1

Colleagues — I’m very pleased to tell you that today we announced plans to acquire ReachLocal, a digital marketing solutions company. The transaction has been unanimously approved by the boards of both companies and is expected to be completed in the third quarter of 2016. As we celebrate our first year as a new company and further transition to a digitally focused company, this is a terrific next step for Gannett.

ReachLocal’s outstanding digital marketing solutions and expertise help its local clients solve their unique online marketing challenges and drive more traffic to their businesses. ReachLocal has spent more than a decade building digital marketing technology and a workforce keenly focused on local advertising needs. Initially, ReachLocal will expand Gannett’s digital revenue by roughly 50% with its more than 16,000 customers in markets throughout North America, Latin America, Europe and Asia/Pacific.

Among the many ways ReachLocal helps its clients is by creating a complete web presence, providing digital marketing solutions that optimize campaigns, and, through its ReachEdge™ lead conversion software, enabling clients to build leads and convert them into customers while tracking what marketing sources work best.

ReachLocal will be operated as a stand-alone subsidiary of Gannett, with Sharon Rowlands, ReachLocal CEO, reporting to me.  At the conclusion of Gannett’s current digital services arrangement in its existing markets, in mid-2017, the combined organization will benefit from leveraging ReachLocal’s best-in-class digital marketing services products in Gannett’s existing 107 local markets in the U.S.

These are exciting times as we continue to move rapidly ahead with our plans to build a next-generation media company.  Thank you for your many contributions.  I’m proud of what we have accomplished together and look forward to sharing news about this upcoming acquisition and the many other successes we undoubtedly have ahead.

Best,

Bob Dickey, President and CEO of Gannett

About ReachLocal:

ReachLocal is an exceptional, innovative global company. It is headquartered in Woodland Hills, Calif., and operates in four regions: Asia-Pacific, Europe, Latin America and North America. For the past two years the company has earned Confirmit ACE Awards related to its Voice of the Customer Program and recently won a Bronze in the 2016 American Business Awards competition for its ReachDisplay InApp™ solution, which delivers location-based dynamic advertisements to consumer smartphones. In addition, ReachLocal was awarded the prestigious 2015 Google Quality Award in North America and several other markets it serves.

Additional Information:

This document does not constitute an offer to buy or a solicitation of an offer to sell any securities. Gannett has not yet commenced the tender offer for the shares of ReachLocal at this time. Upon commencement of the tender offer, Gannett and Purchaser will file with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits (including the offer to purchase, the letter of transmittal and other related documents), and ReachLocal will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Any definitive tender offer documents will be mailed to the shareholders of ReachLocal. INVESTORS AND SECURITY HOLDERS OF REACHLOCAL ARE STRONGLY URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Once filed, investors and security holders will be able to obtain free copies of these documents and other documents filed with the SEC by Gannett through the website maintained by the SEC at http://www.sec.gov, and from the information agent named in the tender offer materials.

Forward Looking Statements:

Certain statements in this communication and any exhibits hereto may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of ReachLocal, the expected timetable for completing the acquisition and the benefits of the acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, economic conditions affecting the newspaper publishing business, the uncertainty of regulatory approvals, Gannett’s and ReachLocal’s ability to satisfy the merger agreement conditions and consummate the transaction on a timely basis, and Gannett’s ability to successfully integrate ReachLocal’s operations and employees with Gannett’s existing business. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Gannett and ReachLocal’s overall business, including those more fully described in Gannett’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 27, 2015, and its quarterly report filed on Form 10-Q for the quarter ended March 27, 2016, and those more fully described in ReachLocal’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2015 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2016.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.